Exhibit 5.1

July 27, 2009

Direct Dial (202) 955-8550	Client Matter No. C 73415-00003

Fax No.

(202) 467 0539

Palm, Inc.

950 W. Maude Avenue

Sunnyvale, California 94085

Re:	Palm, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”), of Palm, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 8,463,925 shares of the Company’s Common Stock, par value $.001 per share, (the “Shares”). The Shares subject to the Registration Statement will be issuable under two plans: (a) 6,984,343 Shares issuable under the Amended and Restated 1999 Stock Plan (the “Stock Plan,” and the Shares issuable under the Stock Plan, the “Stock Plan Shares”), and (b) 1,479,582 Shares issuable under the Amended and Restated 1999 Employee Stock Purchase Plan (the “ESPP,” and the Shares to be issued under the ESPP, the “ESPP Shares”).

In arriving at the opinion expressed below, we have examined the originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of officers of the Company and of public officials, and other instruments as we have deemed necessary or advisable to enable us to render this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Stock Plan or ESPP that would expand, modify, or otherwise affect the terms of the Stock Plan or ESPP or the respective rights or obligations of the participants thereunder. As to any facts material to this opinion, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others. Finally, we have assumed the accuracy of all other

July 27, 2009

information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Stock Plan Shares, when issued and delivered against payment therefor in accordance with the terms of the Stock Plan, will be validly issued, fully paid and non-assessable.

2.	The ESPP Shares, when issued and delivered against payment therefor in accordance with the terms of the ESPP, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP